Exhibit 2.3

PROJECT HOLDINGS LLC

PLAN OF CONVERSION

This is a PLAN OF CONVERSION (this “Plan”) of Project Holdings LLC, a Delaware limited liability company (the “LLC”), dated as of April 27, 2005.

BACKGROUND

A. The LLC desires, pursuant to Section 265 of the Delaware General Corporation Law (the “DGCL”) and in accordance with the approval provisions of Section 18-216 of the Delaware Limited Liability Company Act (the “DLLCA”), to convert from a limited liability company to a corporation incorporated under the laws of the State of Delaware (the “Conversion”), to be known as NTELOS Holdings Corp. (the “Corporation”).

B. For federal income tax purposes, the LLC shall be deemed to have contributed and transferred its assets to the Corporation pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), in exchange for all of the Stock of the Corporation, followed by a distribution of such Stock to the Members of the LLC (the “Members”) in liquidation of the LLC.

C. The LLC wishes to set forth the terms and conditions of the Conversion in this Plan.

TERMS

1. CONVERSION. Subject to the terms and conditions hereof, and in accordance with the DLLCA and the Limited Liability Company Agreement of Project Holdings LLC dated as of February 22, 2005 (the “LLC Agreement”), the LLC shall be converted into the Corporation from and after the Effective Time (as such term is defined in Paragraph 8). To effectuate the Conversion, the LLC shall have filed a Certificate of Conversion pursuant to Section 265 of the DGCL, substantially in the form of Exhibit A hereto (the “Certificate of Conversion”), with the Secretary of State of Delaware. In connection with the Conversion and as of the Effective Time, the LLC Agreement shall be terminated and be of no further force and effect, except for Section V.G. of the LLC Agreement which shall continue to survive.

2. THE CORPORATION. In accordance with the terms of Section 265 of the DGCL, from and after the Effective Time, the Conversion shall be deemed to constitute a continuation of the existence of the LLC in the form of a corporation governed for all purposes by the laws of the State of Delaware.

3. CONVERSION OF MEMBERSHIP INTERESTS. As of the Effective Time, by virtue of the Conversion and without any action on the part of any holder thereof, each membership interest in the LLC that is held immediately prior to the Effective Time shall be converted into an amount of shares of Class L Common Stock, par value $.01, equal to the aggregate amount of the purchase price of the membership interests of such holder as set forth in the Subscription Agreement, dated February 22, 2005, among the LLC, Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP, and the other investors listed on Schedule A thereto, divided by 11.

4. CERTIFICATE OF INCORPORATION. The LLC shall have filed with the Secretary of State of Delaware, pursuant to Section 265 of the DGCL, a Certificate of Incorporation, substantially in the form of Exhibit B hereto, which shall be the Certificate of Incorporation of the Corporation, unless and until the same shall be amended or repealed in accordance with the provisions thereof.

5. BYLAWS. The Bylaws attached to this Plan, substantially in the form of Exhibit C hereto, shall be the Bylaws of the Corporation, unless and until the same shall be amended or repealed in accordance with the provisions thereof.

6. BOARD OF DIRECTORS; OFFICERS. The members of the Board of Directors and the officers of the Corporation immediately after the Effective Time shall be the same as the members of the Board of Managers and the officers of the LLC immediately prior to the Effective Time, and such persons shall serve in such offices from and after the Effective Time in accordance with the terms of the Certificate of Incorporation and the Bylaws of the Corporation.

7. RIGHTS AND LIABILITIES OF THE CORPORATION. At and after the Effective Time: (a) the Corporation shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal, and mixed, of the LLC; (b) all debts due to the LLC on whatever account shall be vested in the Corporation; (c) all claims, demands, property, rights (including without limitation, contract rights), privileges, powers and franchises (including without limitation all licenses, registrations and approvals of any governmental authority or self-regulatory organization to the extent the same may be transferred in accordance with the terms of their issuance) and every other interest of the LLC shall be as effectively the property of the Corporation as they were of the LLC prior to the Effective Time; (d) the title to any real estate vested by deed or otherwise in the LLC shall not revert or be in any way impaired by reason of the Conversion, but shall be vested in the Corporation; (e) all rights of creditors and all liens upon any property of the LLC shall be preserved unimpaired, limited in lien to the property affected by such lien as of the Effective Time; and (f) all debts, liabilities and duties of the LLC shall thenceforth attach to the Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

8. EFFECTIVE TIME; FILINGS. The Conversion shall be effective upon the filing of the Certificate of Conversion with the Secretary of State of the State of Delaware (the “Effective Time”). The officers of the LLC shall execute and file all other documents and shall take all such other actions as they may deem necessary or desirable to carry out the intent of this Plan, including without limitation, any and all filings or recordings required by Delaware law or as may be required by the Code.

9. TERMINATION. This Plan may be terminated and abandoned, whether before or after adoption or approval of this Plan by the Members of the LLC, by action of the Board of Managers of the LLC at any time prior to the Effective Time.

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